Exhibit 99.2

communications simplified.

Park City Group (d/b/a ReposiTrak)

Fiscal First Quarter 2024 Earnings Call

November 14, 2023

C O R P O R A T E P A R T I C I P A N T S

Jeff Stanlis, Vice President of Communications, FNK IR

John Merrill, Chief Financial Officer

Randy Fields, Chairman and Chief Executive Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Tom Forte, D.A. Davidson

P R E S E N T A T I O N

Operator

Greetings, and welcome to the ReposiTrak Fiscal First Quarter 2023 Earnings Call.

(Operator Instructions)

As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Jeff Stanlis with FNK IR. Mr. Stanlis, you may begin.

Jeff Stanlis

Thank you, Operator, and good afternoon, everyone. Thank you for joining us today for Park City Group, doing business as ReposiTrak’s, Fiscal First Quarter Earnings call.

Hosting the call today are Randy Fields, Park City Group's Chairman and CEO; and John Merrill, Park City Group's CFO.

Before we begin, I would like to remind everyone that this call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not subject to historical facts. Such forward-looking statements are based upon current beliefs and expectations. Park City Group remarks are subject to risks and uncertainties which actual results may differ materially. Such risks are fully disclosed in the Company's filings with the Securities and Exchange Commission. The information set forth herein should be considered in light of such risks. Park City Group does not assume any obligation to update information contained in this conference call.

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Shortly after the market closed today, the Company issued a press release overviewing the financial results that we will discuss on today's call. Investors can visit the Investor Relations section of the Company's website at parkcitygroup.com to access this press release.

With all that said, I would now like to turn the call over to John Merrill. John, the call is yours.

John Merrill

Thanks, Jeff, and good afternoon, everyone.

The first fiscal quarter of 2024 again highlights the simplicity, reliability, and predictability of our business model; grow revenue, increase profits, generate cash, and return capital to shareholders. In short, in the September quarter, we grew both total revenue and recurring revenue; invested heavily in sales and marketing promotions to increase awareness and traceability, accelerating FSMA 204 education of the looming 2026 deadline for both retailers and their suppliers. We grew net income and EPS, bought back more common shares, and continued to issue a quarterly cash dividend to common shareholders. We achieved these results while navigating another period of global economic uncertainty, rising interest rates, political unrest, inflation, and, at the same time, overcoming the planned elimination of approximately $1 million of high-touch, low-opportunity revenue since traceability started.

I believe it is extremely important to point out that while we have been more vocal for the last year on traceability, our compliance and supply chain offerings, particularly in this environment, have experienced growth in every line of business; scan based trading, compliance, and out-of-stocks, only to name a few. I believe we have developed our core business into a well-structured, cash-generating engine. It was not easy, and the next phase of our growth, traceability, is no different, but advancing rapidly and will become even more complex. Nonetheless, we are confident over time that we can add traceability to the same well-oiled, cash-generating machine that our core compliance and supply chain offerings have become.

As you can imagine, FSMA 204’s requirements are complicated, having a level of uniqueness based on a customer supply chain, the product, and ways of doing business. This requires us to invest in technical and customer-facing roles, as well as sales and marketing to position our RTN solution as the go-to solution to achieve FSMA 204 compliance with little change to how our customers do business. We’ve responded by adding several members to our Commercial, Technical, and Leadership teams, including industry veterans with deep relationships and expertise.

As you have seen, we increased our spending in the quarter on sales and marketing in order to accelerate the reach and frequency to not only our existing customers, but to our prospects. I want to reiterate; we will automate wherever we can and we’re very good at it. However, with enormous traceability opportunity upon us, sometimes good old-fashioned smile and dial, reaching frequency through various messaging mediums makes the most sense. Our response is balanced; reallocate short-term spending towards sales and marketing efforts and continue to eliminate high-touch, non-core activities to free up resources to make the most noise in the urgency of our customers to comply with FSMA 204.

Remember, we are early in the traceability race. It began in April of 2023. It is a marathon, not a sprint. While traceability only represents 1% to 2% of our current revenue, we believe our land grab efforts will develop traceability into the same cash-generating machine we have developed within our core compliance and supply chain solutions.

Let’s get to the numbers.

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Total revenue was up 7% for the September quarter. Recurring revenue increased 8% for the quarter. Selling and marketing costs increased 25%, as we invested heavily in the short term and the awareness of ReposiTrak Traceability Network, or RTN. G&A costs were up 5%. Total expenses were up 11%. GAAP net income increased 7% for the quarter. GAAP net income to common shareholders increased 8%. Earnings per share increased 17% year-over-year to $0.07 per share. Quarterly cash from operations was $1.2 million, and we bought back approximately 155,000 common shares at an average share price of $8.53 per share, have $24 million cash in the bank, and no debt.

As we said, our profitability and cash flow will continue to grow. Consistent with our strategy, our focus is on increasing operating leverage. This requires us to continue to make difficult decisions to drive high-margin incremental revenue while keeping costs in line and driving profitability and cash.

As Randy will further comment on, the customers we have signed so far for our traceability initiative or somewhere in the implementation queue should generate $3 million to $4 million additional annual dollars of recurring revenue once fully deployed. That does not take into consideration any new customers or expansion of existing customers. This only includes birds of the hand.

We ended the fiscal year with an exit rate of annual recurring revenue of $20.3 million, meaning, as of June 30, 2023, those contracts in hand billing monthly times 12 will generate $20.3 million in annual recurring revenue in the subsequent 12 months. At the end of September, that number increased to $20.8 million with modest additions as a result of traceability. Keep in mind, this is organic revenue growth, meaning existing suppliers or retailers that have expanded compliance and supply chain services, adding stores or locations and traceability in the current fiscal year to date. This does not include any revenue contribution from a projected new customer.

I believe the momentum we are seeing initially with traceability customers, faster than I anticipated, will only accelerate. We are confident that traceability will begin to generate meaningful revenue in calendar 2024.

As I have said time and time again, it takes approximately $12 million in cash a year to run this place. Our annual cash spend excludes non-cash accounting costs such as depreciation, amortization, bad debt expense, stock compensation expense, and other non-cash accounting costs. Our focus is on operating leverage; rationalizing the revenue generated with costs expended.

Again, our strategy remains very simple: take care of the customer - I cannot emphasize this enough -; grow recurring revenue, rationalizing costs with the opportunity of future revenues; control costs; increase net income; accelerate EPS; buy back shares, which now includes the preferred shares; drive cash; and return capital to shareholders in the form of a cash dividend.

Turning to the quarterly numbers.

Fiscal year 2024 first quarter revenue was $5.1 million, up 7% from $4.7 million in the same quarter last year. Effectively, all of our revenue was recurring; 99.7% to be exact.

Total operating expenses increased 11% to $3.9 million in Q1 2024, which I already commented on, which was largely a non-recurring increase in sales and marketing spend for traceability during the quarter. Hence, sales and marketing expenses increased 25% due to investments in awareness building for RTN.

G&A expenses increased 5% due largely to higher costs and employee benefits.

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Depreciation and amortization increased 31%, reflecting investments in cyber security and other routine Capex expenditures that took place in the prior fiscal year.

For the first fiscal quarter of 2024, GAAP net income was $1.4 million or 27% of revenue versus $1.3 million or 27% of revenue. GAAP net income increased year-over-year by 7%.

Net income to common shareholders was $1.2 million or $0.07 per common share based on 18.2 million weighted average shares versus $1.1 million or $0.06 per common share based on 18.5 million weighted average shares. Shareholders should also take note that we have reduced our capitalization by over 10% since we initiated our stock buyback plan some four years ago.

Turning now to cash flow and cash balances.

Total cash at September 30, 2023 was $23.7 million compared to $24 million at the end of fiscal year 2023.

As of September 30, 2023, the Company had zero bank debt.

In the first fiscal quarter, we generated cash from operations of $1.2 million.

In the first quarter, we repurchased approximately 155,000 shares at an average price of $8.53 per share for a total of $1.3 million. The Company has approximately $8.5 million remaining on the $21 million total buyback authorization.

We paid our September 30 quarterly cash dividend on November 1. Subsequent quarterly dividends will be paid within 45 days of the quarters’ end of December 31, March 31, and June 30.

As we have said previously, our goal is to take half the annual cash generated from operations and return it to shareholders in the form of a dividend, buying back additional shares, and, as we announced recently, redeeming the preferred. The other half goes in the bank or will be strategically used to fund initiatives like traceability. We also carefully evaluate other opportunities, including M&A, but we are selective. We certainly have ample dry powder if the right opportunity comes along.

As you have seen, we transferred our listing from NASDAQ to the New York Stock Exchange under the ticker TRAK. It's where we belong, to quote Maverick from Top Gun. We now have earned the prestige of sharing the big board with many of our customers as a strong advocate with powerful solutions to improve their business. We are very honored to share the same stage with some of the most well-respected names in the industry.

As I said before, from time to time, the Board will evaluate its capital allocation strategy and may adjust the different levers, whichever is more favorable to shareholders at that time. As part of the process, the Board of Directors recently announced our intent to redeem our preferred stock over the next three years. Most recently, given our consistent cash flow generation and line of sight to future cash flows, the Board unanimously approved a 10% increase in the quarterly common stock dividend from $0.06 per share annually to $0.066. The increase in our quarterly cash dividend will start with shareholders of record on December 29, 2023.

That's all I have today. Thanks, everyone, for your time. At this point, I'll pass the call over to Randy. Randy?

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Randy Fields

Thanks, John.

As we end the first quarter of fiscal 2024, the sustainability and predictability of our recurring revenue-based business model is now clear. Our recurring revenue covers not only our fixed costs, but it fuels our ability to return capital to the shareholders. The SaaS transition was completed a little bit more than a year ago, so we're now comparing our results to post-transition quarters. Despite our sunsetting of certain high-touch, low-opportunity revenue to the tune of about a $1 million a year, we've continued to grow recurring revenue, we've grown GAAP net income even more, and grown earnings per share even faster than that. The flywheel of our business model is delivering as expected, and we think we're creating lasting value.

At the same time, though, we're investing in our next major growth opportunity; traceability and our ReposiTrak Traceability Network, RTN as we call it. These investments include marketing to expand industry awareness and systems to help us automate the on-boarding process, so where are we? Well, so far, we have more than 500 suppliers in the queue to use the RTN, and they're coming into the network based on the requirement of one or more of their customers who have chosen to use us to comply with the FDA traceability mandate. Just what we've signed up in terms of retailers and wholesalers so far should generate another 1,000 suppliers ultimately on top of the 500 that are actually in the process of enrolling now, so once fully implemented, and that’ll take certainly until the end of our fiscal year, maybe even a bit longer, our current hubs and spokes, as we call them, should generate $3 million to $4 million per year in additional annual recurring revenue, perhaps even more. This is a very, very good start. Duh.

Even better, our pipeline of new potential hubs is deep, and we will be adding significantly to the network as the year goes on. That’s certainly our belief from where we are. So far, we're running well ahead of what we expected to have at this point in time, and we see signs of an acceleration from our current pipeline. We now believe, interestingly, that the TAM from our current line of sight that we have is potentially $20 million in annual recurring revenue, which is a significant increase from how we saw it a year ago. This obviously isn't going to happen in a year, but it certainly could happen in the next few years. Some number of the suppliers will, of course, have an overlap across retailers and wholesalers. This makes our revenue forecasting, honestly, a little bit more difficult, naturally.

Why do I say that? What do I mean by that? Well, obviously, any one supplier may deliver to more than one of our retailers or wholesalers. When the supplier joins the network, generally speaking, that subscription membership covers all retailers and wholesalers. That fee structure, in fact, though, is part of our attraction. In fact, though, suppliers are already beginning to refer us to more retailers and wholesalers. Think about that. Suppliers are referring us to their customers, and why not? Once they've gone through the on-boarding process, gathered all the data and entered into our easy to use system, paid their membership fee, why wouldn't they want to use this with other retailers? There'll be no incremental costs for them, only incremental efficiency, and nobody wants to use many multiple systems. That defeats the purpose of automation.

As we've said, traceability awareness and interest seem to be increasing. Our network growth shows that. For example, in April of '23, we had zero. In July of '23, we had about 90 suppliers somewhere in the process. In August, that number doubled to 200. In November, we now have more than 500 in the queue and adding more. You may have recently seen the cadence and content of our industry-directed press releases validating our progress. These supplier customers span all parts of the industry; produce seafood, cheese, just to name a few. Interestingly, several of the network members actually provide products that are not covered by the traceability rule. Well, why would they do this if they're not required to?

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Simply, we believe they recognize the inherent value of traceability independent of the regulation. Think about it for a moment. A truck of produce arrives at your dock. You’re a retailer. It's filled with different kinds of produce. How can you possibly know or efficiently offload the truck to identify only the FSMA 204 traceability cases of product? The short answer is you can't. We believe retailers will ultimately decide to include all forms of produce, for example, separating out FSMA impacted boxes from non-FSMA impacted boxes as well. That's an impossible headache that retailers don't want and we don't think they'll take on. How do we know? Well, keep in mind, we're actually doing traceability now; not piloting, not talking, but doing it. We learn every day through the challenges, including challenges that nobody else, in fact, could have anticipated, including us.

Our expertise and actual experience is unmatched, and it represents a durable competitive advantage for us going forward. This real-life, practical knowledge is an enormous competitive advantage, and we believe that we're the only ones that understand it in total. It's an important moat around our traceability business, and that's in addition to our technology mode.

In this last quarter, we spent heavily on sales and marketing to support the RTN, as we call it. Most of this involves awareness building and much of it was just one time. You've heard me speak about other proposed solutions. They're not going to work. In my view, they're based on labels or barcodes alone that are unlikely to work in theory and sure as hell won't work in practice, or they're based on some complicated technology that won't align with the simple business practices of retailers and wholesalers.

When traceability grows in terms of numbers of customers for us, the incremental variable cost as we add new users will be nominal. We've automated much of the process. We're working on even higher levels of automation as we speak, and, as you know, it's our way of doing business, meaning the revenue opportunity is significant, but we don't expect a significant increase in our cost structure.

To summarize, we will continue to take great care of our customers.

Two, we have a consistent cash generation machine with many consecutive years of GAAP profitability.

Three, we continue to deploy our capital allocation strategy: buying back stock, both common and preferred; paying a dividend; and growing our cash. Our Board just voted to increase the dividend by 10%. As we have said, the Board will periodically review the capital allocation strategy. They will adjust the dividend and other levers that we have based on our cash generation. Over time, we do expect to be able to continue to grow the dividend even as we're adding cash to the balance sheet.

Four, we're maintaining a fortress balance sheet with nearly $24 million in cash and no debt.

Five, very importantly, our business is efficient, it's easy to model and we're positioned to scale. The net result; faster revenue growth, even faster net income growth, and faster yet EPS growth.

As I'm sure you saw, on November 2, we uplisted from NASDAQ to the New York Stock Exchange. This move to the big board puts us in the same company as Albertsons, Kroger, Natural Grocers, Weis Markets, Cisco, U.S. Foods; all NYSE listed companies in the grocery or food distribution space. Fortune 500 in the food industry is who we serve. It's our world. It just makes sense for us to be on the NYSE because it gives comfort to our customers. This is also the first step in a broader rebranding from Park City Group to ReposiTrak, the brand that our customers know. We’ve changed our ticker, as I'm sure you know, to TRAK, and in the coming months we will fully change our corporate name.

With that, I'd like to now open the call for questions. Operator?

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Operator

(Operator Instructions)

Today's first question comes from Thomas Forte with D.A. Davidson. Please proceed.

Tom Forte

Great, so Randy and John, congrats on the quarter. I have six questions, so I apologize to anyone else who is in the queue. One at a time, so number one, would appreciate your thoughts on capital allocation or your current thoughts on capital allocation. John mentioned this a little in his prepared remarks, including using free cash flow to buy back the preferred, to buy back the common, pay dividends, and for strategic M&A.

Randy Fields

Well, it sounded like the answer was inside the question.

John Merrill

I was going to say the same thing.

Tom Forte

No, that’s the menu. No, I need some priorities.

Randy Fields

Okay, so here's how we see it, and, admittedly, it is a little vague, but that depends on market circumstances at the time. Clearly, we feel as if our cash flow over the next several years is going to be growing. As a result, we are quite confident that the dividend increase that we put in place could be the first of other dividend increases, so that part of it looks like it's going to continue on that track. We've also committed to redeeming the preferred over a three-year period, so we'll begin to do that, and, so therefore, the loosey goosey part of it, if you will, would be the sum of those two numbers minus 50% of our free cash flow each year, so that's what we've decided to do. Half the cash we generate goes on the balance sheet to strengthen it and the other half will be divided around those three levers; buying back stock, the cash dividend, and buying back or redeeming the preferred.

Now, almost by definition, we would be opportunistic in terms of the stock. When we think the stock represents a better buy and reducing the capitalization moves up, we'll spend more money on that. That's probably the best way to put it, but, in general, we see, over the foreseeable future, half of our cash flow going against those three levers. Question two?

Tom Forte

All right, number two, John, last quarter, you indicated you ended the fiscal year with an exit rate of annual recurring revenue of $20.3 million. Can you update that number after one quarter?

John Merrill

Yes, in my remarks, it's $20.8 million, so if you were to take what the contracts we have in hand as of September 30 times 12, that number now is $20.8 million. That assumes no new customers. That only assume the customers that we have in the queue.

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Tom Forte

Excellent. All right, so where are you today in your efforts to upgrade your existing customers or engage in, I don't think use the term, but intentional churn to focus your efforts on traceability?

Randy Fields

The answer to that is actually pretty simple. We designated a group of customers that, in our view, are not long-term fits, meaning either that they are very, very small, that they have no food business inherent in what they do, so that they will not be doing traceability, for example, so you can think of them as high-touch and limited upside, and the run rate on what we've eliminated is just about $1 million a year, so it's, for the most part, gone. There's a little bit more to go over the next quarter or two, and we've done this before, actually.

Periodically, we look at our product set and decide which of those products and services fit nicely into the future we see for the business, and we're not afraid of pruning. Many businesses keep remnants of their past. We choose not to do that because, number one, if a product is not part of our future, it means, almost by definition, we are in a, I'm going to call it, an ethical bind with the customer, and we choose never to do that. We always want our customers to be first, and the best way to do that is to make sure that the product set that they're using is the product set that we're taking into the future and investing with, so it's mostly behind us. There's a little bit more headwind in the next quarter or two, and then we'll be done with it for now.

Tom Forte

Great, and then, Randy, I'd appreciate your thoughts on how your Company uses artificial intelligence to improve its efforts?

Randy Fields

Well, we're somewhat skeptical about all the hype around AI. We've talked about it for many years. I don't know, we've been a user of AI-based tools for least a decade, and we see them as tools for us that do things that humans can do, but a machine can do much faster, and we’ll continue to invest in that direction.

By and large, our investments in tools like AI are intended to help our people be better with their customers. It's internal productivity measures is the best way to think about it, and it allows us to have better spans of control. It enables us to be much more effective in communicating with our customers. Maybe I'm old fashioned, maybe just old, but the reality for us is high-touch is how we see ourselves, and when people do work that we call administrivia, and you may have heard me use that term a few times, administrivia gets in the way of customer relationships, so our objective with our own technology is always to get rid of administrivia so that people spend more and more of their time with their customers and less and less of their time with what I call the in/out box syndrome and that sort of thing.

AI, for us, has a very important contribution, we think, to the future, and the reason, if you were to quantify it, we've suggested that the TAM for traceability as we see it today has the potential for doubling the size of our Company in some number of years. I won't be too specific about that, but we think we could do that with the addition of no more than five to seven more people than we have today. That's pretty astounding, and then if you think of one other current statistic, we generate about $300,000 a year of recurring revenue for each and every employee, but if you were to compare us to the industry, John will keep me honest here, but I think the industry is less than half of that, about $140,000 some odd a year, so our investment in productivity and AI in particular has enabled us to double the revenue per employee that we generate compared to anybody else in the business, and, honestly, that shows up in our GAAP profitability.

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Tom Forte

All right, last two, and I, again, apologize to anyone else in the queue. All right, so John, you mentioned inflation in your prepared remarks. It seems like we're seeing signs of abatement. Are you seeing that on your end, and how, if at all, would you be impacted even if there was a deflation, as an example?

John Merrill

Well, I think we've positioned ourself as being the low cost leader, so I think that’s because of our efficiencies, whether it be AI, people, removing administrivia, we're positioned as the, I don't want to say the cheapest, but certainly, for our cost structure, we can provide the lowest cost, best solution to our customers. Inflation I don't think affects us as much as it may affect our customers, that if they have higher prices, but that still doesn't change the need for them in a high-volume, low-margin business for them to, one, do compliance that has no relationship to inflation, but also they need to get the most value out of the product that they're selling, so we're kind of agnostic to it, but I think that we've positioned our pricing structure to it doesn't matter whether there's inflation or not. I think it's a matter of our customers. It's not a matter of the services that we provide at ReposiTrak.

Randy Fields

Actually, if I could add a little bit that, John's explanation is exactly right, but as a matter of strategy, we want to be the low-cost provider. We want to have, strangely enough, the best service simultaneously at the lowest comparable price, so when it comes to traceability, for example, a supplier pays us one time unlimited use over the course of any given year, so it's a subscription model, but it's an unlimited use model. Everyone else is trying to, as they think about traceability, doing it on a per-click basis, which almost, by definition, makes us the low-cost provider. We think that's very competitive.

Tom Forte

Okay, great. All right, so then, would appreciate your current thoughts on entering adjacent markets such as restaurants or other highly-regulated markets such as healthcare?

Randy Fields

Well, traceability is pretty close to a universal problem for anyone that sells food, so, obviously, we're most experienced in the supermarket or mass merchant business where they sell food as groceries, but clearly, convenience stores carry foods that would be covered under the traceability rules as they currently exist. Restaurants, absolutely; quick service restaurants; QSR foodservice like cafeterias and whatnot, so there's a whole variety of possibilities for us to expand in that area. We're making efforts today in doing that, and hopefully, in the next year, we'll begin to penetrate that market just as we are the supermarket industry.

I think something that maybe didn't come through as clearly as we'd like, our pipeline is extraordinary. We are winning. It's pretty remarkable. I think over the next several quarters, we'll be announcing additional hubs, which are the primary users of our technology, meaning retailers and wholesalers, and I'll be very surprised if we don't see a move toward market dominance that we've always wanted to have in traceability over the next two years. We weren't kidding. It's not a tagline. It's true. Everyone else is talking about traceability. We would do this. Whatever it would be, we're actually doing it. We know of absolutely no one else that now at scale is doing traceability in the world of food. We're pretty excited about it. Our profile's a little bit lower than we'd like. That's why we invested the way we did last quarter, but the truth of the matter is we are winning.

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Tom Forte

Great. Thank you, Randy. Thank you, John.

Randy Fields

Thank you.

John Merrill

Thanks, Tom.

Operator

At this time, we are showing no further questioners in the queue, and this does conclude our question-and-answer session. I would now like to turn the conference back over to Randy Fields for any closing remarks.

Randy Fields

Well, I think we've said it all. We feel great, obviously, about where we are. Lots to do in traceability, as we mentioned. For us, it's day by day uncovering new obstacles, new solutions, etc., so that we can dominate the traceability market to the extent that we desire, so appreciate your support, and we'll talk to you in a few months. Thanks.

John Merrill

Thanks, everyone.

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